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                                                                   Exhibit 10.3

                               ASSET MANAGEMENT

                                      AND

                             DISPOSITION AGREEMENT


     This Asset Management and Disposition Agreement (the "Agreement") is made this 26th day of August, 1997, between PRICESMART, INC., a Delaware corporation (the "Owner") and PRICE ENTERPRISES, INC., a Delaware corporation (the "Agent").

                                   RECITALS

A) Owner owns certain real property (the "Property or Properties") listed on Exhibit A attached hereto.

B) Owner and Agent wish to agree with respect to management and other services to be provided by the Agent with respect to the Properties.

NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                         GENERAL TERMS AND CONDITIONS

1.01 TERM OF AGREEMENT.

     This Agreement shall be for a term (the "Term") commencing September 1, 1997 and terminating August 31, 1999, however, either party may terminate this Agreement upon at least sixty (60) days prior written notice to the other party.

1.02 AGENTS - PROPERTY MANAGEMENT DUTIES AND AUTHORITY.

     A) Agent shall take all reasonable actions to perform the following duties in connection with management of the Properties:

          1. Enforce the terms of tenant leases with respect to the Properties, including, but not limited to collection of rents and other charges payable by tenants, subject to Section 1.02 E.

          2. Seek prospective tenants, negotiate the lease of vacant space and prepare appropriate lease documentation; however, all terms and conditions of a lease are subject to the approval of Owner and Owner shall execute all leases.

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          3.   Settle disputes with tenants.

          4. Pay all real estate taxes and assessments, personal property taxes and other fees imposed upon or due with respect to the Properties.

          5. Obtain casualty and liability insurance with respect to the Properties with such coverage, deductibles and insurance companies approved by the Owner, in accordance with Section 1.03.

          6. Pay all casualty and liability insurance premiums with respect to the Properties.

          7. Pay all utility bills and other operating expenses of the Properties not otherwise required to be paid by tenants.

          8. Maintain and repair the Properties in a good and safe condition to the extent not otherwise required to be maintained and repaired by the tenants.

          9.   Supervise on-site personnel.

          10. Maintain books and records of collections of rent and other sums paid to Agent in connection with Agent's management of the Properties and of expenditures made by Agent in carrying out its duties and responsibilities under this Section 1.02, and deliver monthly financial statements to Owner.

          11. Hire brokers in connection with the sale or lease of properties and enter into broker agreements, subject to Section 1.05 and 1.06.

          12. Negotiate Purchase and Sale Agreements with respect to Properties which Owner chooses to sell. However, all terms and conditions of a purchase and sale agreement are subject to the approval of the Owner and the Owner shall execute all such agreements.

          13. Take such other actions normally performed by a property manager, for the orderly management of properties.

     B) In carrying out its duties under paragraph A) above, the Agent is authorized to:

          1. Engage necessary professional services, including, but not limited to accountants and attorneys, at the expense of the Owner.

          2. Open one or more separate bank accounts (the "Agency Account(s)"), into which all receipts will be deposited and from which all disbursements will be made.

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          3.   Enter into such contracts on behalf of Owner as Agent deems appropriate in connection with carrying out its duties and exercising its authority under this Article I.

     C) All costs and expenses incurred by the Agent in carrying out its duties under Section 1.02 (but not including Agent's normal overhead and operating expenses or salaries of Agent's employees, for which Owner shall have no responsibility) shall be paid from the Agency Account. If the Agency Account does not have sufficient funds to pay for an expenditure, the Owner shall deposit into the Agency Account, an amount equal to such deficiency. Under no circumstances whatsoever shall the Agent be required to advance its own funds for any cost or expense. In the event a single expenditure is estimated to exceed Five Thousand Dollars ($5,000), the Agent shall obtain the Owner's prior written approval for such expenditure.

     D) Any "on-site" property manager or other personnel shall be employees of the Owner and not the Agent.

     E) No litigation (including administrative proceedings, arbitration or court proceedings) concerning the Properties or Agent's management thereof shall be commenced on behalf of Owner or Agent without Owner's prior written consent.

1.03 INSURANCE.

     A) The Agent shall maintain casualty (including earthquake) and comprehensive general liability insurance on the Properties in the same form and monetary levels that were in place on August 31, 1997.

     B) Agent and Owner shall be named as co-insureds on all insurance policies, as their interests may appear and there shall be cross-liability endorsements.

1.04 INDEMNITY.

     A) The Owner agrees to indemnify and save the Agent completely harmless from any and all costs, expenses, attorneys' fees, suits, liabilities, damages or claim for damages, including, but not limited to those arising out of any injury or death to any person or persons or damage to any property of any kind whatsoever and to whomever belonging, including Owner, in any way relating to the management of the Properties by the Agent or the performance or exercise of any of the duties, obligations, powers or authorities herein or hereafter granted to the Agent, except for the negligence or willful misconduct of the Agent or its employees and except for the Agent's breach of its covenants under this Agreement.

     B) The Agent agrees to indemnify and save the Owner completely harmless from any and all costs, expenses, attorneys' fees, suits, liabilities, damages or claim for damages, including, but not limited to those arising out of any injury or death to any person or persons or damage to any property of any kind whatsoever and to whomever

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belonging, including Agent, caused by the negligence, or willful misconduct of the Agent or its employees in the performance or exercise of any of the duties, obligations, powers or authorities under this Agreement or hereafter granted to the Agent or caused by the Agent's breach of its covenants under this Agreement, except for the negligence or willful misconduct of the Owner or its employees or due to the Owner's breach of its covenants under this Agreement. The Agent shall not be liable for any error of judgment or for any mistake of fact or law, or for anything which it may do or refrain from doing, except in cases of willful misconduct or negligence.

     C) The provisions of paragraph A) and B) above shall not apply to the extent the amount of the indemnity involved is covered by insurance.

1.05 COMPENSATION OF AGENT - PROPERTY MANAGEMENT.

     Owner shall pay Agent a management fee for each Property as follows:

     A) Each Property with a minimum annual rent greater than Two Hundred Thousand Dollars ($200,000) - fee equal to three percent (3%) of annual minimum rent.

     B) Each Property which is unimproved land - Two Thousand Four Hundred Dollars ($2,400) per year.

     C) Each Property not covered by A) or B) above - Six Thousand Dollars ($6,000) per year.

     Such compensation shall be payable in monthly installments in arrears for each Property on the first day of each calendar month during the Term.

1.06 COMPENSATION OF AGENT - LEASING.

     In the event a lease is entered into to lease space in any of the Properties and such lease is fully executed during the Term or within sixty
(60) days after the expiration of the Term, the Owner shall pay the Agent as compensation with respect to such lease as follows:

          A) On leases other than ground leases covered by paragraph B) below, the fee shall be based upon the gross leasable floor area of the leased premises as follows:

               1)   50,000 s.f. or more           $.50 per square foot
               2)   25,000 - 49,999 s.f.          $.75 per square foot
               3)   10,000 - 24,999 s.f.          $1.00 per square foot
               4)   Up to 9,999 s.f.              $1.25 per square foot

          B) On ground leases, the fee shall be two percent (2%) multiplied by the average fixed annual rent during the first five (5) lease years beginning on the Rent Commencement Date, multiplied by the number of years during the lease term, but not

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more than ten (10) lease years, subject to the following:  Fixed annual rent shall NOT include taxes, utilities, insurance, maintenance, alterations, repairs, and other expenses paid by a tenant in connection with the premises, and shall not include cost of living increases or percentage rent.

          C) The compensation due Agent under this Section 1.06 shall be due and payable within ten (10) days after:

               (i)  Tenant has paid the first month's rent; and

               (ii) the Tenant has opened for business or the Tenant has paid the first six (6) months rent.

          D) Any agreements to pay commissions to any and all brokers shall be approved, in advance, by Owner. Broker fees are to be paid by Owner.

1.07 COMPENSATION OF AGENT - SALES.

     A) In the event a purchase and sale agreement is entered into to sell any portion or all of any Property and such agreement is fully executed during the Term or within sixty (60) days after the expiration of the Term, then if and when escrow closes, Owner shall pay the Agent, as compensation with respect to such sale, an amount computed as follows:

          1)   Unimproved land - Two percent (2%) of the Purchase Price.

          2) Milwaukee - Flat fee of Fifteen Thousand Dollars ($15,000) if lease termination is negotiated prior to expiration of the lease term.

          3) All other Properties - One and one-half percent (1.5%) of the Purchase Price.

     B) Any agreements to pay commissions to any and all brokers shall be approved in advance by Owner. Brokers fees are to be paid by Owner.

     C)   Notwithstanding the aforementioned, no compensation under this
Section 1.08 will be due to agent for properties that close prior to September 30, 1997.

                                  ARTICLE II

                             REAL ESTATE DEVELOPER


     2.01 PROJECT DEVELOPER.

          In the event the Owner and the Agent agree that the Agent is to be the "Developer" of any of the Properties, then the provisions of this Article II shall apply

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(subject to modification and/or additional terms to be negotiated, as may be relevant to the particular Property or development which is involved), and the Agent will supervise and implement all development functions in connection with the development property from the initial planning stages through actual completion of construction.

          Notwithstanding anything herein to the contrary, if at any time the Owner wishes to terminate the Agent (whether or not due to cause), the Agent shall be terminated as the developer solely at the Owner's election.

     2.02 COMPENSATION.

          A) The Agent's total compensation for services rendered to as the Developer ("Development Fee") shall be an amount equal to three percent (3%) of all "Construction Costs" as defined below for each project developed by Agent as provided herein. In the event the Agent is terminated as the Developer before a project is completed, the Agent shall be entitled to a Development Fee based upon the amount of "Construction Costs" incurred as of the date of termination.

          B)   The Development Fee for each project shall be paid as follows:
The Agent shall estimate the total Construction Costs as defined herein for the project and the total number of months to complete the development of the project from start to finish (the "Development Period"). The Owner shall pay to the Agent, each month during the Development Period, an amount equal to the product of the estimated total Construction Costs multiplied by three percent (3%), divided by the number of months estimated to complete the Project. Upon completion of the Project, if the actual Construction Costs exceed the estimated Construction Costs, then the Owner shall pay the Agent such additional amount due for the Development Fee; or if, upon completion of the Project, the estimated Construction Costs exceed actual Construction Costs, then the Developer shall refund to the Owner any excess Development Fee received by the Agent. For example, if Construction Costs are estimated to be $100,000.00, and it is estimated that it will take one (1) year to complete the Project, then the Agent would be paid $3,000.00 at the rate of Two Hundred Fifty Dollars ($250.00) per month for twelve (12) months (or until completion of the Project, whichever occurs first). If the actual Construction Costs were $200,000.00 and the estimated payments actually paid were $3,000.00, then the Owner would pay the Agent an additional $3,000.00 ($200,000 x 3% = $6,000 - $3,000) upon completion of the Project. However, if the actual Construction Costs were only $50,000.00, then the Agent would reimburse the Owner $1,500.00 upon completion of the Project.

          C) The term "Construction Costs" shall mean: The actual direct cost of all work, labor, architectural and engineering fees, services and materials consumed in the planning and construction of project improvements; excluding, however: work and labor performed by employees of Agent or any related entity, overhead expenses of Agent or any related entity, development permit fees and other similar fees paid to any governmental body, agency, or utility company, interest, and marketing expenses.

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     2.03 PLANS.

          A) After the Agent and Owner have agreed that the Agent is to be the Developer for a Property, Developer shall cause to be prepared and submitted to the Owner, for its approval, an Overall Development Plan setting forth in outline form the projected development of the real estate. The Overall Development Plan shall set forth the description of all major buildings, streets, utilities, and other improvements to be made in the development of the land and, to the extent possible, shall set forth the separate Projects (as hereinafter defined) of the development, and shall contain an estimate of the total cost thereof.

          B) Within a reasonable time after the Overall Development Plan has been approved by the Owner, Agent shall cause to be prepared and submitted to the Owner, for its approval, a Project Development Plan for the Project to be constructed. As used herein the term "Project" shall mean and refer to an individual building or complex of buildings which are developed as a unit, along with the central or common facilities appurtenant in whole or in part thereto. Central or common facilities may be a part of one or more Projects. The Project Development Plan for each Project shall set forth the following:

               (1) Amount and location of the land to be used in the Project ("Project Land");

               (2) Amount and location of the land, if any, to be used in the construction of central or common facilities or site improvements in connection with the Project ("Common Land");

               (3) Description of buildings and other improvements to be placed on the Project Land ("Project Improvements");

               (4) Description of buildings and other improvements to be placed on the Common Land ("Common Improvements");

               (5) Anticipated use of the Project Improvements and the estimated revenues therefrom;

               (6) Estimated cost of constructing the Project Improvements, including all on and off-site costs and all charges ordinarily classified as a part of the construction costs of the building;

               (7) Estimated cost of constructing the Common Improvements and all charges ordinarily classified as a part of the construction costs of such improvements;

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               (8)  Cash flow projections for the Project; and

               (9) All other information relative to the Project desired by the Owner.

     2.04 CONSTRUCTION OF PROJECT.

          Within a reasonable time after the Project Development Plan for a Project has been approved by the Owner, the Agent shall:

               A) Cause to be prepared and submitted to the Owner, for its approval, the detailed plans and specifications ("Plans and Specifications") for such Project, and

               B) After the Plans and Specifications have been approved by the Owner, submit the Plans and Specifications to not less than three (3) reputable independent contractors qualified to construct the Project Improvements and Common Improvements for the Project for review and bidding, and then

               C) After approved by the Owner, accept the lowest and best bid made by such contractors or resubmit the Plans and Specifications for re-bidding until an acceptable bid is made, and then

               D) Negotiate a construction contract with the successful contractor and, when approved by the Owner, execute such contract on behalf of the Owner and enforce the obligations of the contractor thereunder.

                                  ARTICLE III

                                 MISCELLANEOUS

     3.01 ARBITRATION OF DISPUTES.

          (A) Any controversy or claim arising out of this Agreement, or any breach of this Agreement, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then in effect, as modified by this Section 3.01 or by the further written agreement of the parties.

          (B)  Such arbitration shall be conducted in San Diego, California.

          (C) Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall not, under any circumstances, have any authority to award punitive, exemplary or similar damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

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          (D)  Nothing contained in this Section 3.01 shall limit or restrict in any way the right or power of a party at any time to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching this Agreement or (ii) for specific enforcement of this Section 3.01. The parties agree that any legal remedy available to a party with respect to a breach of this Section 3.01 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this
Section 3.01.

          (E) The parties hereby consent to the jurisdiction of the federal courts located in San Diego, California for all purposes under this Agreement.

          (F) Neither party nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any evidence presented during the course of the arbitration without the prior written consent of both parties, except as required to fulfill applicable disclosure and reporting obligations, or as otherwise required by law.

          (G) Each party shall bear its own expenses incurred in the arbitration. If either party refuses to submit to arbitration any dispute required to be submitted to arbitration pursuant to this Section 3.01, and instead commences any other proceeding, including, without limitation, litigation, then the party who seeks enforcement of the obligation to arbitrate shall be entitled to its attorneys' fees and costs incurred in any such proceeding.

     3.02 INTEGRATION.

          This Agreement and the exhibits attached hereto shall constitute the entire Agreement between Landlord and Tenant and supersede any and all prior written or oral agreements, representations, and warranties between and among the parties and their agents, with regard to the matters covered by this Agreement.

     3.03 MODIFICATION.

          No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is or may be sought.

     3.04 SEVERABILITY.

          In the event any term, covenant, condition, provision, or agreement contained herein is held to be invalid, void, or otherwise unenforceable, by any court of competent jurisdiction, such holding shall in no way affect the validity or enforceability of any other term, covenant, condition, provision, or agreement contained herein.

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     3.05 GOVERNING LAW.

          This Agreement and the obligation of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of California.

     3.06 TERMINOLOGY.

          All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. "Business Day" means other than Saturday, Sunday, or holiday. In the event that the time for performance of an act under this Agreement falls on a Saturday, Sunday, or holiday, the date for performance of such act shall be extended to the next business day.

     3.07 BINDING EFFECT.

          Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

     3.08 CAPTIONS.

          Article and section titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provisions hereof. All reference to section numbers herein shall mean the sections of this Agreement.


       Executed  as of the date first written above.


AGENT                                        OWNER

PRICE ENTERPRISES, INC.                      PRICESMART, INC.


BY: /s/ ROBERT E. PRICE                      BY: /s/ ROBERT E. PRICE
   ------------------------                     -------------------------


ITS: Chairman, President and CEO             ITS: Chairman, President and CEO
    ----------------------------                 ----------------------------


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